Exhibit 4.2(c)

February 21, 2013

Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-0001
Attention: Corporate Trust Administration

C. Daniel DeLawder
David L. Trautman
Brady T. Burt
c/o Park National Corporation
50 North Third Street
Newark, Ohio 43055

Re:	Notice of Removal of Administrative Trustee and Appointment of Successor
Ladies and Gentlemen:
The following notice is given pursuant to Section 8.11 of the Amended and Restated Trust Agreement for Vision Bancshares Trust I (the “Trust”), dated as of December 5, 2005 (the “Trust Agreement”).
We make reference to the Junior Subordinated Indenture, dated as of December 5, 2005 (the “Indenture”), originally between Vision Bancshares, Inc., an Alabama corporation (the “Predecessor Company”), and Wilmington Trust Company, a Delaware banking corporation (the “Trustee”), the First Supplemental Indenture, dated to be effective as of 6 p.m., Eastern Standard Time, on March 9, 2007, among Park National Corporation, an Ohio corporation (the “Company”), the Predecessor Company and the Trustee, and the Trust Agreement.
With immediate effect, in connection with his resignation as an executive officer and employee of the Company, effective December 31, 2012, the Company, as the holder of the Common Securities of the Trust, removed John W. Kozak from his position of Administrative Trustee of the Trust, effective December 19, 2012.
The Company hereby appoints Brady T. Burt, to serve as successor Administrative Trustee of the Trust (the “Successor Administrative Trustee”), and the Successor Administrative Trustee hereby accepts appointment to such position, from and after the date and time of this notice, as evidenced by his signature below.
Capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement. This Notice of Removal of Administrative Trustee and Appointment of Successor may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

This Notice of Removal of Administrative Trustee and Appointment of Successor is given and made and is effective as of 9:00 a.m., Eastern Standard Time, on February 21, 2013.

SUCCESSOR ADMINISTRATIVE TRUSTEE: By: _/s/ Brady T. Burt________ Name: Brady T. Burt CURRENT ADMINISTRATIVE TRUSTEES: By: _/s/ C. Daniel DeLawder___ Name: C. Daniel DeLawder	By: _/s/ David L. Trautman__ Name: David L. Trautman

PARK NATIONAL CORPORATION By: _/s/ Brady T. Burt______ Name: Brady T. Burt Title: Chief Financial Officer